Exhibit 10.1
P.O. BOX 91129 ● CLEVELAND, OHIO 44101 ● (440)461-5200
DENNIS McKENNA
VICE PRESIDENT
GLOBAL BUSINESS DEVELOPMENT
7 February 2006
Mr. Randy Ruhlman
Ruhlman Motor Sports
2403 Deer Track Lane
Greensboro, NC 27455
Dear Randy,
This letter will confirm our return as your primary sponsor for the Grand American Road Racing Series in 2006. It is unfortunate that the recent demise of the Trans-Am Series will not allow you to build on the terrific season you had last year but we look forward to further exploring the additional marketing opportunities the Grand American Series appears to offer.
As we discussed, PLP® is providing a total of $950,000 in sponsorship fees for the 2006 season. Enclosed is the first installment of $500,000. The payment schedule for the remainder of the 2006 sponsorship fee will be as follows:

March 2006:	$250,000
April 2006:	$100,000
May 2006:	$100,000
I once again look forward to working closely with you and Cristi to identify ways to enhance the effectiveness and impact of the racing program for PLP and stand ready to support your efforts as you transition into the new series.
Racing provides us with a unique venue for strengthening our relationships with customers and all of us within the Marketing and Sales group look forward to working closely with you, Cristi and your team in 2006.

Best Regards,

/s/ Dennis F. McKenna
Dennis F. McKenna
Vice President, Marketing and Business Development

cc: R.G. Ruhlman